--------------
EXHIBIT 10.105
--------------


December 26, 2000


Fusion Capital Fund II, LLC
222 Merchandise Mart Plaza
Suite 9-112
Chicago, Illinois  60654


Re:  Common Stock Purchase Agreement



Gentlemen:


This letter is being delivered to confirm our understanding with respect to certain issues under that certain Common Stock Purchase Agreement dated as of October 9, 2000 (the "Purchase Agreement"), by and between USURF AMERICA, INC., a Nevada corporation ("Company") and FUSION CAPITAL FUND II, LLC, an Illinois limited liability company ("Fusion"), with respect to the purchase by Fusion of up to $10.0 million of common stock of the Company. All capitalized terms used in this letter that are not defined in this letter shall have the meanings set forth in the Purchase Agreement.


The Company and Fusion agree that the first sentence of Section 11(k)(iii) of the Purchase Agreement is hereby amended and restated in its entirety as follows: "In the event that the Commencement shall not have occurred on or before March 30, 2001, due to the failure to satisfy the conditions set forth in Sections 6 and 7 above with respect to the Commencement (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement at the close of business on such date or thereafter without liability of any party to any other party."


The Company and Fusion agree that the second sentence of Section 7(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows: "The Warrants shall be exercisable for a period of five (5) years from the Commencement Date, granting the Buyer the right to purchase 645,000 shares of Common Stock (the "Warrant Shares") at the following prices: (1) 215,000 Warrant Shares for $0.25 per share, (2) 215,000 Warrant Shares for $0.35 per share and (3) 215,000 Warrant Shares for $0.45 per share."

 The Company and Fusion additionally agree that the Company shall issue to Fusion, on or before January 8, 2001, the 800,000 Commitment Shares. The Commitment Shares shall be issued and delivered to Fusion at the address listed above by the Company's transfer agent in certificated form. The Commitment shares so delivered shall bear the restrictive legend set forth in the Transfer Agent Instructions attached as Exhibit G to the Purchase Agreement. Fusion agrees that is shall not transfer or sell the Commitment Shares until the Maturity Date or until the Purchase Agreement has been terminated, provided, however, that the restrictions set forth in this sentence shall not apply: (i) in connection with any transfers to or among affiliates (as defined in the Securities Exchange Act of 1934, as amended),
(ii) in connection with any pledge in connection with a bona fide loan or margin account, or (iii) if an Event of Default has occurred, or any event which, after notice and/or lapse of time, would become an Event of Default, including any failure by the Company to timely issue Purchase Shares under the Purchase Agreement. The Company and Fusion agree that in the event the Company fails to issue and deliver to Fusion the Commitment Shares on or before January 8, 2001, Fusion shall, in addition to all other rights and remedies available to it, have the right to immediately terminate the Agreement, and the Company shall be obligated to immediately deliver to Fusion, in addition to the Commitment Shares, the Warrants.


Very truly yours,


USURF AMERICA, INC.



By: /s/ David Loflin
     David Loflin
     Chief Executive Officer



ACKNOWLEDGED AND AGREED:
FUSION CAPITAL FUND II, LLC


By: /s/ Josh Scheinfeld
     Josh Scheinfeld
     Managing Member